Exhibit 99.2

Oportun Completes $441 Million Asset Backed Securitization

5.77% average yield, demonstrates Oportun’s continued access to low-cost funding

Third consecutive transaction with AAA rating on most senior bonds

SAN CARLOS, Calif., October 20, 2025 – Oportun (Nasdaq: OPRT), a mission-driven financial services company, today announced the issuance of $441 million of two-year revolving fixed rate asset-backed notes secured by a pool of unsecured and secured installment loans.

The offering included five classes of fixed rate notes: Class A, Class B, Class C, Class D, and Class E. Fitch rated all classes of notes, assigning ratings of AAA, AA-, A-, BBB-, and BB-, respectively. Deutsche Bank Securities Inc served as the sole structuring agent and co-lead, and Goldman Sachs & Co. LLC, Jefferies LLC and Natixis Corporate & Investment Banking also served as co-leads.

The weighted average coupon on the transaction was 5.69%, and the weighted average yield was 5.77%. The Class A notes were priced with a coupon of 4.53% per annum; the Class B notes were priced with a coupon of 5.31% per annum; the Class C notes were priced with a coupon of 5.80% per annum; the Class D notes were priced with a coupon of 6.97% per annum; and the Class E notes were priced with a coupon of 10.82% per annum.

“This was Oportun’s fourth ABS transaction of the year and our third consecutive deal with a AAA rating”, said Paul Appleton, Interim Chief Financial Officer at Oportun. “The 5.77% yield on this bond issuance reflects robust investor demand and our ability to consistently raise low-cost sources of capital to fund our operations in service of our members.”

For more information visit oportun.com. The notes were offered pursuant to Rule 144A under the Securities Act of 1933, as amended.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Oportun

Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members’ financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $20.3 billion in responsible and affordable credit, saved its members more than $2.4 billion in interest and fees, and helped its members set aside an average of more than $1,800 annually. For more information, visit Oportun.com.

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Investor Contact Dorian Hare (650) 590-4323 ir@oportun.com Media Contact Michael Azzano Cosmo PR for Oportun (415) 596-1978 michael@cosmo-pr.com